Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS RECORD SECOND QUARTER 2005 FINANCIAL RESULTS

ATLANTA, August 3, 2005 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and six-month periods ended June 30, 2005.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
Net revenues	$117,253	$116,875	0.3%	$215,822	$209,966	2.8%

Station operating income (1)	50,817	49,270	3.1%	87,945	83,286	5.6%
Station operating income margin (2)	43.3%	42.2%	—	40.7%	39.7%	—

Operating income	$42,149	$41,662	1.2%	$71,670	$68,155	5.2%

Net income	20,594	20,244	1.7%	34,359	31,340	9.6%
Net income per common share – diluted	$0.20	$0.20	0.0%	$0.34	$0.31	9.7%

Free cash flow (3)	27,498	27,446	0.2%	45,933	42,673	7.6%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

“Second quarter results proved strong from an operational standpoint,” commented Robert F. Neil, President and Chief Executive Officer. “Excluding the impact of the discontinuation of the Atlanta Braves broadcasting agreement, our net revenues increased 5% for the quarter, outpacing the revenue growth of our markets, as well as the industry as a whole. In addition, we continued to invest in the research and promotion of our brands, which will position us for growth as we look towards the back half of the year.”

Operating Results – Second Quarter 2005

Net revenues for the second quarter of 2005 were $117.3 million, up 0.3% from the second quarter of 2004. Cox Radio net revenues were up 5.4%, excluding second quarter 2004 revenues of $5.7 million attributable to the discontinued Atlanta Braves broadcasting agreement. Local revenues decreased 1.3% and national revenues increased 3.4% as compared to the second quarter of 2004. Our stations in Orlando, Miami, Tampa, Houston, Jacksonville, San Antonio and Dayton delivered solid growth during the second quarter of 2005. Those increases were partially offset by results of our stations in Long Island, Richmond and Birmingham, where net revenues were down for the quarter. In Atlanta, net revenues were down 12.4% for the second quarter primarily as a result of the discontinuation of the Atlanta Braves broadcasting agreement in 2004. Net revenues excluding revenues attributable to the discontinuation of the Atlanta Braves broadcasting agreement is not a measure of performance calculated in accordance with GAAP. Please see page 7 for narrative pertaining to the use of non-GAAP financial measures.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $4.4 million, or 17.8%, to $20.5 million primarily due to the termination of the Atlanta Braves broadcasting agreement which included costs of approximately $6.1 million in the second quarter of 2004. This decrease was partially offset by increased music license fees and research costs.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $4.0 million, or 9.5%, to $46.6 million compared to the second quarter of 2004. This was primarily as a result of increased promotional expenses in Atlanta, Birmingham and Miami, expenses related to restricted stock and performance units awarded under our Long Term Incentive Plan (LTIP) in the first quarter of 2005 and slightly higher general and administrative expenses.

Corporate general and administrative expenses increased $0.4 million, or 8.8%, to $5.0 million compared to the second quarter of 2004 primarily as a result of additional compensation expense related to the issuance of restricted stock and performance units awarded under our LTIP in the first quarter of 2005. The changes in depreciation and amortization or other operating expenses, net were not material to Cox Radio’s overall operating results or financial condition.

Operating income for the second quarter of 2005 was $42.1 million, an increase of $0.5 million, or 1.2% compared to the second quarter of 2004, for the reasons discussed above.

Interest expense during the second quarter of 2005 totaled $7.0 million, as compared to $7.7 million for the second quarter of 2004. This decrease was the result of lower overall outstanding debt, as well as a lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average rate on our credit facility was 3.8% during the second quarter of 2005 and 1.8% during the second quarter of 2004.

Income tax expense increased approximately $1.0 million to $14.6 million in the second quarter of 2005 compared to $13.6 million in the second quarter of 2004. This increase was due primarily to two factors: (1) an increase in operating income and a decrease in interest expense, as described above; and (2) an increase in deferred taxes resulting from state income tax law changes enacted this quarter. The effective tax rate for the second quarter of 2005 was 41.5%, as compared to 40.2% for the second quarter of 2004.

Net income increased $0.4 million to $20.6 million for the second quarter of 2005 for the reasons discussed above.

Capital expenditures for the second quarter of 2005 totaled $3.0 million.

Operating Results – First Six Months of 2005

Net revenues for the first six months of 2005 were $215.8 million, up 2.8% from the first six months of 2004. Cox Radio net revenues were up 5.7% for the first six months of 2005, excluding 2004 revenues attributable to the discontinued Atlanta Braves broadcasting agreement of $5.7 million. Local revenues increased 2.2% and national revenues increased 4.7% as compared to the first six months of 2004. Our stations in Orlando, Miami, Tampa, Jacksonville, San Antonio, Southern Connecticut and Dayton delivered solid growth during the first six months of 2005. Those increases were partially offset by results for our stations in Birmingham and Louisville where revenues were down for the first six months of 2005. In Atlanta, net revenues were down 5.7% for the first six months of 2005 primarily as a result of the discontinuation of the Atlanta Braves broadcasting agreement in 2004.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $3.8 million, or 8.2%, to $42.9 million primarily due to the termination of the Atlanta Braves broadcasting agreement in 2004. This decrease was partially offset by increased music license fees and higher programming expenses in the first six months of 2005.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $6.0 million, or 7.5%, to $85.9 million compared to the first six months of 2004. This was primarily a result of higher sales commissions due to higher revenues in the first six months of 2005, as compared to the first six months of 2004, increased promotional expenses in Atlanta, Birmingham and Miami, expenses related to restricted stock and performance units awarded under our LTIP in the first quarter of 2005 and slightly higher general and administrative expenses.

Corporate general and administrative expenses increased $0.6 million, or 6.2%, to $9.8 million compared to the first six months of 2004 as a result of additional compensation expense related to the issuance of restricted stock and performance units awarded under our LTIP in the first quarter of 2005. The changes in depreciation and amortization or other operating expenses, net were not material to Cox Radio’s overall operating results or financial condition.

Operating income for the first six months of 2005 was $71.7 million, an increase of $3.5 million, or 5.2% compared to the first six months of 2004, for the reasons discussed above.

Interest expense during the first six months of 2005 totaled $14.2 million, as compared to $15.6 million for the first six months of 2004. This decrease was the result of lower overall outstanding debt, as well as a lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average rate on our credit facility was 3.6% during the first six months of 2005 and 1.8% during the first six months of 2004.

Income tax expense increased approximately $2.0 million to $23.1 million in the first six months of 2005 compared to $21.0 million in the first six months of 2004. This increase was due primarily to the increase in operating income and decrease in interest expense described above. The effective tax rate for the first six months of 2005 and 2004 was 40.2%.

Net income increased $3.0 million to $34.4 million for the first six months of 2005 for the reasons discussed above.

Capital expenditures for the first six months of 2005 totaled $5.3 million.

Cox Radio had consolidated debt of $439.2 million at June 30, 2005 and generated $164.2 million of consolidated operating cash flow during the twelve months ended June 30, 2005. As a result, the ratio of consolidated debt to consolidated operating cash flow was 2.7x at June 30, 2005. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure; and (2) a reconciliation of consolidated operating cash flow, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Business Outlook

Robert F. Neil continued, “I’m optimistic about the momentum we’re seeing going into the third quarter. While July was a bit soft, August and September are both pacing up in the mid-single digits, excluding the impact of the discontinuation of the Atlanta Braves broadcasting agreement in 2004. Based on the current environment, we expect to deliver third quarter net revenues slightly down from prior year, which excluding the impact of the Atlanta Braves in 2004, equates to same station revenue growth in the low to mid single-digits.”

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Wednesday, August 3rd at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Wednesday, August 10, 2005, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 6253396. The webcast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues:
Local	$83,157	$84,252	$154,436	$151,097
National	26,019	25,155	47,052	44,957
Other	8,077	7,468	14,334	13,912

Total revenues	117,253	116,875	215,822	209,966

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	20,546	24,993	42,887	46,710
Selling, general and administrative	46,648	42,612	85,940	79,970
Corporate general and administrative	5,043	4,634	9,750	9,179
Depreciation and amortization	2,853	2,905	5,701	5,883
Other operating expenses, net	14	69	(126)	69

Operating income	42,149	41,662	71,670	68,155

Other income (expense):
Interest income	2	1	4	2
Interest expense	(6,952)	(7,710)	(14,239)	(15,601)
Other - net	(9)	(88)	(24)	(188)

Income before income taxes	35,190	33,865	57,411	52,368

Current income tax expense	8,660	25,733	13,201	29,992
Deferred income tax expense (benefit)	5,936	(12,112)	9,851	(8,964)

Total income tax expense	14,596	13,621	23,052	21,028

Net income	$20,594	$20,244	$34,359	$31,340

Basic net income per share
Net income per common share	$0.20	$0.20	$0.34	$0.31

Diluted net income per share
Net income per common share	$0.20	$0.20	$0.34	$0.31

Weighted average basic common shares outstanding	100,591	100,544	100,590	100,537

Weighted average diluted common shares outstanding	100,766	100,708	100,766	100,744

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, free cash flow, consolidated operating cash flow and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense, other items, net, other operating expenses, net, depreciation and amortization and non-cash compensation expense minus capital expenditures.

•	Consolidated operating cash flow is operating income excluding other operating expenses, net, certain non-recurring items, depreciation and amortization and non-cash compensation expense.

•	Consolidated debt is the sum of long-term debt and amounts due to/from Cox Enterprises.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses consolidated operating cash flow and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and consolidated operating cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and consolidated operating cash flow should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Cox Radio also presents comparative net revenues excluding 2004 revenues attributable to the Atlanta Braves broadcasting agreement which expired in 2004. Cox Radio believes that this presentation provides a more meaningful comparison for measuring performance. Please refer to the discussions of net revenues for the second quarter and first six months of 2005 above for the data required to reconcile 2004 net revenues excluding the Atlanta Braves broadcasting agreement to GAAP net revenues.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
	(In thousands)
Operating income	$42,149	$41,662	$71,670	$68,155
Adjustments:
Other operating expenses, net	14	69	(126)	69
Depreciation and amortization	2,853	2,905	5,701	5,883
Non-cash compensation expense	758	—	950	—
Corporate general and administrative (including $0.3 and $0.5 million of non-cash compensation expense for the three and six month periods ended June 30, 2005, respectively)	5,043	4,634	9,750	9,179

Station operating income	$50,817	$49,270	$87,945	$83,286

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
	(In thousands)
Net income	$20,594	$20,244	$34,359	$31,340
Adjustments:
Deferred income tax expense (benefit)	5,936	(12,112)	9,851	(8,964)
Other items, net	9	88	24	188
Other operating expenses, net	14	69	(126)	69
Depreciation and amortization	2,853	2,905	5,701	5,883
Non-cash compensation expense	1,088	—	1,400	—
Capital expenditures	(2,996)	(1,875)	(5,276)	(3,970)
Non-recurring item:
Deferred tax adjustment related to anticipated conclusion of income tax audits	—	18,127	—	18,127

Free cash flow	$27,498	$27,446	$45,933	$42,673

The following table reconciles operating income for the twelve months ended June 30, 2005, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated operating cash flow, a non-GAAP financial measure.

Twelve Months Ended June 30, 2005
(Unaudited)
(In thousands)
Operating income	$147,192
Adjustments:
Other operating expenses, net	1,028
Non-recurring item:
Loss on loan guarantee	2,934
Depreciation and amortization	11,685
Non-cash compensation expense	1,400

Consolidated operating cash flow	$164,239

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of June 30, 2005
(Unaudited)
(In thousands)
Balance sheet debt:
Due from Cox Enterprises	$(5,705)
Long-term debt	444,946

Consolidated debt	$439,241